UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 28, 2007

(Date of report; date of

earliest event reported)

Commission file number: 1-9117

RYERSON INC.

(Exact name of registrant as specified in its charter)

Delaware	36-3425828
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2621 West 15th Place

Chicago, Illinois 60608

(Address of principal executive offices)

(Zip Code)

(773) 762-2121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On June 28, 2007, Ryerson Inc. (the “Company”) issued a press release announcing that its 3.50% Convertible Senior Notes due 2024 (the “Convertible Notes”) will be convertible during the fiscal quarter ending September 30, 2007 due to a conversion condition having been met. The Company issued the Convertible Notes under an Indenture dated as of November 10, 2004 among the Company, Ryerson Procurement Corporation and the Bank of New York, as Trustee (the “Indenture”). The discussion herein is qualified in its entirety by the text of the Indenture, which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 10, 2004.

Under the terms of the Indenture, the Convertible Notes are convertible, at the option of holders, at any time during a fiscal quarter if the last reported sale price of the Company’s common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last day of the preceding calendar quarter is equal to or greater than 125% of the applicable conversion price on such last trading day. The conversion condition was met when the Company’s common stock exceeded $26.71 per share for 20 trading days in the last 30 trading days of the calendar quarter ending June 30, 2007. Upon conversion, the Company will deliver cash for the lesser of the principal amount of Convertible Notes tendered for conversion and the conversion value. To the extent that the conversion value exceeds the principal amount of the Convertible Notes, the Company will issue shares in amounts computed in accordance with the terms of Article 15 of the Indenture.

The ability of holders of the Convertible Notes to convert will expire on September 30, 2007, unless the conversion condition is met again in the last 30 trading days of the third calendar quarter 2007. A copy of the press release dated June 28, 2007 is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(a)	None

(b)	None

(c)	None

(d)	A list of exhibits is attached hereto as an Exhibit Index and is incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 29, 2007

/s/ Lily L. May
By: Lily L. May
Its: Vice President, Controller and
Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated June 28, 2007